Exhibit 99.1

Conn’s, Inc. Reports Retail Segment Net Sales Results for the Quarter Ended October 31, 2011

BEAUMONT, Texas--(BUSINESS WIRE)--November 8, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products, today announced its retail segment net sales results for the quarter ended October 31, 2011.

Retail segment net sales for the quarter ended October 31, 2011, of $155.0 million, increased $17.1 million, or 12.4%, as compared to the quarter ended October 31, 2010. Retail segment net sales represent total product sales, repair service agreement commissions (excluding the impact of repair service agreement cancellations due to credit charge-offs) and service revenues. Same store sales (sales recorded in stores operated for the entirety of both periods, excluding four stores that have been closed, one store in the process of being closed and two stores with leases that expired during the current fiscal year) increased 18.9% for the quarter ended October 31, 2011, as compared to the same quarter in the prior year period. Some of the factors impacting the Company’s sales performance during the quarter were as follows:

  Increases in advertising and sales staffing to accelerate sales volume growth;
  Continued increases in average selling prices in all major categories;
  Improved and expanded product selection in the Furniture and Mattresses category; and
  Same store sales benefitted from the store closures completed during the current fiscal year, as the Company has been able to retain a portion of the sales from the closed locations.

“We showed this quarter that we are beginning to gain market share, and did so while maintaining retail gross margins within our forecasted range,” commented Theodore Wright, Conn’s Chairman.

The Company previously provided earnings guidance for the fiscal year ending January 31, 2012, of adjusted diluted earnings per share of $0.65 to $0.75, which excludes charges related to the refinancing it completed during the second quarter, costs related to completed and future store closings and the impact of the adoption of accounting guidance related to troubled debt restructuring, which is required to be implemented in the current fiscal year. The troubled debt restructuring guidance, FASB Accounting Standards Update 2011-02, requires that an impairment loss be recorded based on an estimate of the present value of a loan’s expected future cash flows, for loans that qualify as restructured under the guidance. The Company intends to update its earnings guidance for the current fiscal year, as appropriate, and provide initial guidance for fiscal year 2013 when it issues its earnings release for the quarter ended October 31, 2011.

The retail segment’s retail gross margin, which includes gross profit from both product and repair service agreement sales, was approximately 28.5% for the quarter ended October 31, 2011. This is an increase from the 25.8% experienced in the quarter ended October 31, 2010, as the Company achieved expanded gross margins in the furniture and mattresses and home office categories and saw a shift in the product sales mix to higher-margin furniture and mattress sales. The following table presents net sales by category and changes in net sales for the quarter:

	Quarter ended October 31,						Same store
	2011	% of Total	2010	% of Total	Change	% Change	% Change
	(dollars in thousands)
Consumer electronics	$49,060	31.7%	$47,680	34.6%	$1,380	2.9%	8.6%
Home appliances	47,023	30.3%	42,282	30.7%	4,741	11.2%	16.5%
Furniture and mattresses	26,007	16.8%	16,351	11.9%	9,656	59.1%	68.9%
Home office	12,864	8.3%	13,448	9.7%	(584)	-4.3%	-1.9%
Other	5,450	3.5%	6,055	4.4%	(605)	-10.0%	-2.5%
Total product sales	140,404	90.6%	125,816	91.3%	14,588	11.6%	17.3%

Repair service agreement commissions	10,601	6.8%	8,275	6.0%	2,326	28.1%	32.0%
Service revenues	3,950	2.6%	3,769	2.7%	181	4.8%
Total net sales	$154,955	100.0%	$137,860	100.0%	$17,095	12.4%	18.9%

Note: The amounts in the table reflect the results of the Company’s retail segment.

The following is a summary of some of the items impacting the Company’s key categories during the quarter, as compared to the same quarter in the prior fiscal year:

  Consumer electronics category sales increased primarily as a result of a 1.9% increase in the unit sales of televisions, as the average selling price increased 3.0%. Also, contributing to the increase was an increase in home theater sales, partially offset by declines in camcorder, GPS devices and gaming hardware sales;
  Home appliance category sales increased during the quarter on a 3.1% increase in unit sales and an average selling price increase of 9.0%. Laundry sales were up 14.4%, refrigeration sales were up 20.1%, room air conditioning sales were up 7.0% and cooking sales were down 2.7%;
  The growth in furniture and mattress sales was driven by enhanced displays and product selection, and increased promotional activity, resulting in a 40.9% increase in unit sales of furniture and mattresses, combined with a 14.0% increase in the average selling price;
  Home office sales declined primarily as a result of a 20.1% drop in the unit sales of laptop and desktop computers and netbooks, as the average selling prices of those products increased by 6.0%. This decline was partially offset by sales from the introduction of tablets. Additionally, though home office sales were down for the quarter, the Company saw growth in the category during the month of October. While home office sales declined, the Company drove an increase in the amount of gross profit generated by this category; and
  Repair service agreement commissions increased more than product sales on higher sales penetration as a percent of product sales, as compared to the prior year period.

All of the above amounts are preliminary estimates and are subject to change upon completion of the Company’s quarterly financial statement closing process. Actual results may differ significantly from the preliminary estimates.

The Company will host a conference call and audio webcast on Thursday, December 8, 2011, at 10:00AM, CT, to fully discuss its earnings and operating performance for the quarter. The webcast will be available live at www.conns.com and will be archived for one year. Participants can join the call by dialing 877-754-5302 or 678-894-3020.

About Conn’s, Inc.

The Company is a specialty retailer currently operating 70 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 17 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. The Company’s primary product categories include:

  Home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges;
  Consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, and home theater products;
  Furniture and mattresses, including furniture for the living room, dining room, bedroom and related accessories, and mattresses; and
  Home office, including desktop, notebook, netbook and tablet computers, printers and computer accessories.

Additionally, the Company offers a variety of products on a seasonal basis, including lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers, in addition to third-party financing programs and third-party rent-to-own payment plans. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to:

  the Company's growth strategy and plans regarding opening new stores and entering new markets;
  the Company's intention to update, relocate or expand existing stores;
  the effect of closing or reducing the hours of operation of existing stores;
  the Company's estimated capital expenditures and costs related to the opening of new stores or the update, relocation or expansion of existing stores;
  the Company's ability to introduce additional product categories;
  sales trends in the home appliances, consumer electronics and furniture and mattresses industries and the Company's ability to respond to those trends;
  the pricing actions and promotional activities of competitors;
  relationships with the Company's key suppliers;
  delinquency and loss trends in the receivables portfolio;
  the Company’s ability to offer flexible financing programs;
  changes in the Company’s collection practices and policies;
  the Company’s ability to amend, renew or replace its existing credit facilities before the maturity dates of the facilities;
  the Company's ability to fund operations, debt repayment and expansion from cash flow from operations, borrowings on its revolving lines of credit and proceeds from securitizations and from accessing debt or equity markets;
  the ability of the Company to obtain additional funding for the purpose of funding the receivables generated by the Company;
  the ability of the Company to maintain compliance with the covenants in its financing facilities or obtain amendments or waivers of the covenants to avoid violations or potential violations of the covenants;
  reduced availability under the Company’s credit facilities as a result of borrowing base requirements and the impact on the borrowing base calculation of changes in the performance or eligibility of the customer receivables financed by that facility;
  the ability of the financial institutions providing lending facilities to the Company to fund their commitments;
  the effect on borrowing costs of downgrades by rating agencies or changes in laws or regulations on the Company’s financing providers;
  the cost of any amended, renewed or replacement credit facilities;
  interest rates;
  general economic and financial market conditions;
  weather conditions in the Company's markets;
  the outcome of litigation or government investigations;
  changes in the Company's stock price; and
  the actual number of shares of common stock outstanding.

Further information on these risk factors is included in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K filed on April 1, 2011. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONN-F

CONTACT:
Conn’s, Inc., Beaumont
Chief Financial Officer
Michael J. Poppe, 409-832-1696 Ext. 3294